Exhibit 99.1
FOR IMMEDIATE RELEASE – May 12, 2006
NEW LABOR CONTRACT FOR NS GROUP FINISHING FACILITY
(Newport, Kentucky – May 12, 2006) NS Group, Inc. (NYSE: NSS) announced today that the hourly employees of the company’s finishing facility located in Oklahoma, approved a new five-year labor agreement. Approximately 170 hourly employees represented by the United Steelworkers Local 9368 are covered by the new contract that will expire in May 2011.
René J. Robichaud, President and CEO stated, “The new agreement enables the company to continue to serve our customers well while providing fair improvements in wages and benefits for our employees.”
NS Group is a leading producer of tubular products serving the energy industry and certain industrial markets. The company manufactures and markets seamless and welded tubular steel products used in the drilling, exploration and transmission of oil and natural gas. NS Group is traded on the NYSE under the symbol NSS. For more information about NS Group log on to www.nsgrouponline.com.
This report contains forward-looking information with respect to the company’s operations and beliefs. Actual results may differ from these forward-looking statements due to numerous factors, including those discussed in the company’s filings with the Securities and Exchange Commission. NS Group does not undertake any obligations to update or revise its forward-looking statements.
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CONTACT:	Linda A. Pleiman
Director of Investor Relations and Corporate Communications
NS GROUP, INC. 859.292.6814
www.nsgrouponline.com